Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Marilyn Lattin	Jeffrey Weir – Sloane & Company
	408-519-9345	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TiVo Announces Results for Quarter Ending April 30, 2006, Posting 38%Year-over-Year Service and Technology Revenue Growth and Better-Than-Expected Bottom Line Results

•	Service and technology revenue grew to a record high $55.1 million, up 38% over Q1 of prior year and 17% over prior quarter

•	Net Loss of $10.7 million, better than expected

•	Total subscription base of 4.4 million, a 33% year-over-year growth

•	Launch of new Series2 Dual Tuner DVR with positive feedback from customers

•	Several new TiVo initiatives will drive heightened level of momentum

ALVISO, Calif. – May 24, 2006 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the quarter ended April 30, 2006.

Addressing the accomplishments so far this year, Tom Rogers, CEO of TiVo said, “This period was marked by a high degree of activity on all fronts. TiVo demonstrated its leadership position across the board, including intellectual property, interactive advertising, partnership distribution and alliances, digital device integration and broadband video distribution.” Highlights are:

•	TiVo launched its first standalone dual tuner DVR with TiVo service;

•	TiVo announced TiVo KidZone, a critical differentiating feature that will provide the first real answer to the 50 year old question of how to provide the right television environment in the home;

•	TiVo announced TiVo Guru Guide™ recommendations, enabling users to discover exciting programming, recommended by editors at the nation’s most authoritative brands;

•	TiVo signed an agreement with Brightcove to deliver Internet-based video to the TV;

•	TiVo signed an agreement with Verizon Wireless that will allow TiVo subscribers to schedule recordings directly from a mobile handset;

•	TiVo entered into a comprehensive advertising deal with one of the world’s largest advertising holding companies, Interpublic Media;

•	TiVo launched TiVo Product Watch, which offers advertisers an innovative new way to reach consumers who are actively looking for products with advertising content and information;

•	TiVo created an innovative new type of television ad where content can be manipulated by the consumer, exemplified by TiVo’s announcement of the Lexus Car Configuration Tool;

•	TiVo signed an amendment to its existing agreement with DIRECTV to provide the TiVo service to its existing 2.9 million DIRECTV TiVo subscriptions for an additional three years;

•	TiVo won an important trial victory in its lawsuit against EchoStar, which recognized the value of TiVo’s intellectual property and, pending the results of any appeal, will provide further incentive for other companies to enter into commercial arrangements with TiVo in addition to the other benefits TiVo has to offer.

In terms of financial results, service and technology revenues for the quarter, which includes recognition of Comcast development revenue of $7.2 million, increased 38% to $55.1 million, compared to $40.0 million for the same period last year. Total subscriptions as of April 30, 2006, were slightly more than 4.4 million, which represents 33% growth in the subscription base during the past year.

For the quarter, TiVo reported a net loss of ($10.7) million and net loss per share of ($0.13), compared to a net loss of ($857,000), or ($0.01) per share, for the first quarter of last year, due primarily to the costs associated with litigation, more aggressive price offerings, and the expensing of stock options.

TiVo-Owned subscription gross additions were 91,000 for the quarter, compared to 104,000 in the first quarter of last year. This is the second sequential quarter showing a trend in which the percentage of new subscriptions compared to a year ago have improved (third quarter of last year was 23% below the prior year’s third quarter; fourth quarter of last year was 20% below the prior year’s fourth quarter; and the first quarter of this year was 13% below last year’s first quarter). Standalone churn remained at 0.9% per month, resulting in a net gain of 51,000 in net new TiVo-Owned subscriptions. Separately, TiVo added a small number of new DIRECTV TiVo subscriptions, primarily subscribers using the TiVo high definition DVR product, currently DIRECTV’s only HD DVR. However, churn on the DIRECTV TiVo subscription base was roughly equal to these new additions, leading to a net number of new subscriptions in the first quarter of 2,000.

Rogers continued, “We continue to see steady progress in many areas of our business strategy. We are making strides in both product innovations and marketing initiatives and are becoming an increasingly strong partner for advertisers. While we still have plenty of work to do, we saw improvements in service and technology revenue as well as our subscription base. Net income for the quarter was better than expected due in large part to a carefully managed spend of marketing and advertising dollars. We will continue to harness our resources until we have fully optimized our marketing thrust.

“On the sales and marketing front, the combination of our new pricing package and the roll-out of our new dual tuner product continued to drive online sales as an increased percentage of total sales. Online sales in the last few weeks of the quarter were even stronger than earlier in the quarter. Though it is still early on, we did see online sales grow as a percentage of our overall sales, and traffic to our main purchasing page of our website increased by more than 50%.

“We continue to develop innovative features that clearly differentiate TiVo from the many generic DVRs on the market. We are excited about the newly launched Guru Guide recommendations feature, which allows TiVo users to discover exciting programming and automatically record great collections of shows, recommended by editorial experts at some of the nation’s most authoritative brands. We also recently announced an agreement that will enable broadband video published through Brightcove to be distributed directly to TiVo subscription set top boxes, harnessing the “Wild West” of web video and bringing it to the television set. Ultimately, we expect this will make it as easy to record, view and navigate these videos as any primetime television program.

“We have substantial momentum with advertisers as evidenced by our recently announced comprehensive advertising partnership with one of the world’s largest advertising holding companies, Interpublic Media. Further, TiVo Product Watch provides a glimpse into what the future of television advertising will look like, enabling TV viewers to get commercial information about a product they are interested, when they want it, rather than through traditional TV advertising, where they have no control.

“Finally, our lawsuit victory against EchoStar was important for us as it recognizes that our intellectual property is valuable and provides further incentive for other companies to enter into commercial arrangements with TiVo in addition to the other benefits TiVo has to offer.”

Recent Highlights

TiVo Launches New TiVo Guru Guide™ Recommendations

The upcoming launch of TiVo Guru Guide™ recommendations, the newest feature that will allow TiVo subscribers to discover exciting programming and automatically record great collections of shows, recommended by editorial experts at some of the nation’s top consumer magazines and news sources. Gurus from Star, Sports Illustrated, Automobile, Billboard, CNET and others will offer TiVo subscribers program recommendations based on popular television categories including sports, films, music, comedies, drama and more. As an added benefit, TiVo subscribers will be able to automatically record TiVo Guru Guide recommendations via the company’s online scheduling feature.

TiVo Announces Multi-million Upfront Deal with Interpublic Media’s Agencies

The agreement between TiVo and Interpublic Media provides preferred pricing for, and increased access to, clients of Interpublic Media’s agencies. Interpublic Media will also provide input on the development of new TiVo Interactive advertising products. Interpublic Media oversees the media services operations of the Interpublic Group of Companies (NYSE: IPG), including Initiative, MAGNA Global, Universal McCann and a number of leading specialist media agencies.

TiVo Debuts New Lexus Car Configuration Application

Adding to TiVo’s advertising product portfolio, a new custom application provides advertisers with increased consumer engagement through unique interactive elements and an increased response rate over traditional campaigns. The first such interactive ad will be the Lexus Car Configuration tool, to be integrated into a Showcase on the TiVo service. Through a complete integration with TiVo’s advertising products, this new custom application will now let TiVo subscribers with a broadband-connected TiVo® Series2™ DVR customize the new 2007 Lexus ES 350, learn more about Lexus’ newest model, experience an ES 350 photo slideshow, request a dealer contact to schedule a test drive, and locate the Lexus dealer closest to their home, all from the comfort of their living room.

TiVo and Brightcove Partner to Deliver Broadband Content to TiVo Subscribers

Through this new partnership, TiVo will enable the delivery of internet-based video to consumers’ living rooms. Under terms of the agreement, Brightcove and TiVo will phase in a number of content partners and new downloading capabilities for a number of possible content partners of TiVo’s going forward. The partnership will provide a method for many publishers of broadband video using Brightcove’s Internet TV services to distribute content to TiVo subscribers. It also opens the possibility of monetizing the distribution through advertising, subscription plans, or pay-per-view. Initially, all content will be offered for free to TiVo subscribers and may carry advertising within the content. Also as part of the agreement, TiVo and Brightcove will work together over the coming months to add additional partners for the distribution of their broadband video content to TiVo subscribers.

TiVo Launches Product Watch, Providing Advertisers with a New Way to Reach TiVo Subscribers

TiVo Product Watch offers advertisers an innovative new way to reach TiVo subscribers who are actively looking, or in the market, for products (“In Market” consumers) with advertising content and information. At launch, TiVo Product Watch will deliver targeted, relevant advertising content, from more than 70 advertisers and 100 leading brands, from up to five different product categories including Automotive, Entertainment, Financial, Lifestyles, and Travel and Leisure.

TiVo subscribers will be able to create searches and select advertising content, ranging from one to 60 minutes, from any of the five different product categories of interest and have it delivered directly to the Now Playing section of the TiVo service. TiVo Product Watch will also offer subscribers the ability to create a search based on their favorite brands. TiVo viewers will be able to subscribe to a brand and opt-in to receive video content directly from that company on an ongoing basis.

TiVo Product Watch is yet another new service that enhances their viewing experience by providing searchable advertising and content in highly valued consumer categories. For advertisers, TiVo Product Watch capitalizes on TiVo’s innovative television search capabilities to deliver relevant, targeted product videos to TiVo subscribers and in particular “In Market” consumers who are more likely to make purchasing decisions. Moreover, the service uses the technology and easy-to-use consumer experience that is unique to TiVo to deliver advertising in an entertaining, creative and informative format.

At launch, General Motors, Sony Pictures, Lending Tree and Kraft Foods will be included as the premium advertisers for their respective advertising categories.

TiVo Announces First Standalone Dual Tuner Product

The TiVo Series2™ DT DVR is the first standalone dual tuner DVR with the award-winning TiVo service and features. The TiVo Series2 DT DVR allows you to record two shows at once, so now you never have to miss any of your favorite shows — even if they’re on at the same time. The TiVo Series2 DT DVR also incorporates built-in Ethernet and USB ports, making it easier than ever to add the TiVo box to a home network.

Jury Decision in Lawsuit Victory Against EchoStar

In April, a jury in the United States District Court, Eastern District of Texas concluded that EchoStar had infringed TiVo’s patent on its “time warp” technology for digital video recorders, and that EchoStar’s infringement was willful. This decision recognizes that TiVo’s intellectual property is valuable and provides further incentive for other companies to enter into commercial arrangements with TiVo in addition to the other benefits TiVo has to offer.

TiVo and DIRECTV Extend Relationship for Three Years

The three-year extension to the TiVo-DIRECTV commercial agreement allows existing DIRECTV TiVo subscribers to continue to receive the award-winning TiVo service. The agreement also extends the advertising relationship between the two companies. The recurring monthly economics of the agreement are similar to the economics for DIRECTV receivers with TiVo service activated since 2002, with TiVo reserving a portion of its fees as a non-refundable credit to fund mutually agreed development, maintenance, and support services. As part of the extension, each party agreed it would not assert its patents against the other party with respect to each company’s products and services deployed prior to the expiration of the agreement, subject to limited exceptions.

TiVo KidZone gives parents powerful combination of expert guidance with unprecedented control

TiVo KidZone offers a first-of-its-kind solution, provides parents expert guidance and easy set-up to help them find and choose the television programming that is most appropriate for their family based on the individual needs and values of their household. As part of this initiative, TiVo is partnering with leading parenting and family groups including Common Sense Media, Parents Television Council, and the Parents’ Choice Foundation, three leading children’s television groups with 4 million members between them, to create entire menus of recommended programming automatically provided right to the television set. Moreover, a child’s use of the television set can be limited to enjoyment of these selections and other parent-approved programming only, while parents can still use the TiVo service to automatically record their viewing selections and enjoy their favorites when they are ready to watch. In doing so, TiVo will be offering the first real answer to the 50 year-old question of how to create the ideal television environment for children in their own homes.

TiVo Announces New Bundled Pricing Plans

The new, simplified pricing plans make it easier for consumers to add TiVo to their home entertainment experience. For the first-time ever, through TiVo’s direct sales channel, customers are able to bundle together the purchase of their TiVo box and service at an all-in-one price, based on a one-, two-, or three-year commitment. No separate purchase of the TiVo unit and TiVo service is necessary through TiVo’s direct sales channel. The specific bundle prices are available at www.tivo.com. TiVo developed these new pricing plans after completing market research among new and existing TiVo subscribers and by conducting extensive testing of the pricing options with randomized group of consumers in the marketplace. The results of the research were overwhelmingly favorable to the bundling together of the TiVo unit and TiVo service.

TiVo Partners with Verizon Wireless

The agreement will allow Verizon Wireless to debut TiVo Mobile, a new soon-to-be released downloadable application that will let TiVo service subscribers schedule recordings on their TiVo device directly from their Get It Now equipped Verizon Wireless handset. This partnership enables the growing base of TiVo users to integrate control of their TV life with the most widespread piece of consumer electronics, their cell phone.

Management Provides Financial Guidance

For the second quarter of fiscal 2007, TiVo anticipates service and technology revenues in the range of $50 million to $53 million and a net loss of $(12) million to $(15) million. This expected loss includes the anticipated effects of rebates for expanded retail channel distribution of the Company’s dual-tuner DVR, higher marketing spend driven by the impact of new pricing models, expensing of stock options, and costs resulting from on-going patent litigation.

This financial guidance is based on information available to management as of May 24, 2006. TiVo expressly disclaims any duty to update this guidance.

Conference Call, Slide Presentation and Webcast

TiVo will host a conference call and webcast to discuss the fiscal first quarter 2007 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 24, 2006. To listen to the discussion and view the accompanying slides, please visit www.tivo.com/ir and click on the link provided for the webcast or dial 913-981-5522 no password required. The webcast will be archived and available through May 31, 2006 at www.tivo.com/ir or by calling 719-457-0820 and entering the conference ID number 9125140. The accompanying slides are also available as an exhibit to TiVo’s Current Report on Form 8-K, Item 2.02, filed May 24, 2006.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Guru Guide, Season Pass, WishList, Series2, TiVoToGo, ‘TiVo, TV your way.’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2006 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, financial statements, future product strategy, and the impact of the EchoStar litigation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended April 30,
	2006	2005
Service revenues	$46,951	$38,344
Technology revenues	8,158	1,676

Service and Technology revenues	55,109	40,020

Hardware revenues	9,453	10,526
Rebates, revenue share, and other payments to channel	(8,050)	(3,638)

Net revenues	56,512	46,908

Cost of service revenues (1)	10,435	8,639
Cost of technology revenues	7,366	227
Cost of hardware revenues	15,146	15,642

Gross margin	23,565	22,400

Research and development (1)	12,861	10,904
Sales and marketing (1)	7,389	6,830
General and administrative (1)	15,059	6,138

Loss from operations	(11,744)	(1,472)

Interest and other income (expense), net	1,059	623
Provision for taxes	(19)	(8)

Net loss attributable to common stockholders	$(10,704)	$(857)

Net loss per common share - basic and diluted	$(0.13)	$(0.01)

Weighted average common shares used to calculate basic and diluted net loss per share	85,134	82,381

(1) Includes stock-based compensation as follows (FY 2007 increases are due primarily to the adoption of FAS 123(R))
Cost of service revenues	$94	—
Research and development	1,332	(164)
Sales and marketing	340	106
General and administrative	1,321

Total stock-based compensation expense	$3,087	$(58)

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	April 30, 2006	Adjusted January 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$92,351	$104,213
Accounts receivable	19,072	20,111
Finished goods inventories	13,176	10,939
Prepaid expenses and other, current	3,823	8,744

Total current assets	128,422	144,007
LONG-TERM ASSETS
Property and equipment, net	$9,412	$9,448
Capitalized software and intangible assets, net	4,948	5,206
Prepaid expenses and other, long-term	316	347

Total long-term assets	14,676	15,001

Total assets	$143,098	$159,008

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
CURRENT LIABILITIES
Accounts payable	28,098	24,050
Accrued liabilities	23,289	37,449
Deferred revenue, current	58,315	57,902

Total current liabilities	109,702	119,401
LONG-TERM LIABILITIES
Deferred revenue, long-term	64,646	67,575
Deferred rent and other	1,756	1,404

Total long-term liabilities	66,402	68,979

Total liabilities	176,104	188,380
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares - none
Common stock, par value $0.001:	86	85
Authorized shares are 150,000,000
Issued and outstanding shares are 86,182,453 and 85,376,191, respectively	—	—
Additional paid-in capital	671,703	667,055
Deferred compensation	—	(2,421)
Accumulated deficit	(704,795)	(694,091)

Total stockholders’ deficit	(33,006)	(29,372)

Total liabilities and stockholders’ deficit	$143,098	$159,008

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended April 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,704)	$(857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	1,730	1,424
Loss on disposal of fixed assets	—	3
Non-cash interest expense	—	—
Recognition of stock-based compensation expense	3,087	(58)
Changes in assets and liabilities:
Accounts receivable, net	1,039	17,751
Finished goods inventories	(2,237)	(6,880)
Prepaid expenses and other, current	4,921	686
Prepaid expenses and other, long-term	31	378
Accounts payable	4,048	(6,490)
Accrued liabilities	(14,160)	(10,558)
Deferred revenue, current	413	5,802
Deferred revenue, long-term	(2,929)	(1,014)
Deferred rent and other long-term liabilities	352	(357)

Net cash used in operating activities	$(14,409)	$(170)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of investments	—	(1,025)
Sales of short-term investments	(28)	5,425
Acquisition of property and equipment	(1,436)	(763)
Acquisition of capitalized software and intangibles	—	(3,915)

Net cash used in investing activities	$(1,464)	$(278)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	—	6,000
Payments to bank line of credit	—	(4,500)
Proceeds from issuance of common stock related to employee stock purchase plan	3,724	1,175
Proceeds from issuance of common stock related to exercise of common stock options	259	1,319

Net cash provided by financing activities	$3,983	$3,994

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(11,890)	$3,546

Change in Accounting Policy

Effective February 1, 2006, we changed our method of accounting for the recognition of hardware costs in bundled sales programs where the customer prepays the arrangement fee. Previously, to the extent that the cost of the DVR exceeded the revenue allocated to the DVR, the excess costs were deferred and amortized over the period of the subscription. In this prepayment plan, we received the cash upfront from consumers, which allowed us to elect deferral of hardware costs over the service period. We now expense all hardware costs upon shipment of the DVR (direct expense method).

TiVo determined that the direct expense method was preferable to the prior accounting method after considering the accounting practices of competitors and companies within similar industries, the added clarity and ease of understanding of our reported results for investors, and the consistency with the recognition of hardware costs in bundled arrangements where the customer does not prepay the arrangement fee. We recorded the change in method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections. SFAS 154 requires that all elective accounting changes be made on a retrospective basis. As such, the accompanying condensed consolidated balance sheet as of January 31, 2006 has been adjusted to apply the direct expense method retrospectively to all prior periods. The net unamortized balance of previously deferred costs of $2.6 million at January 31, 2006 is now reflected in the accompanying unaudited adjusted condensed consolidated balance sheet as an increase in accumulated deficit and a reduction in prepaid expenses and other, current and prepaid expenses and other, long-term. This change in accounting method has no impact on the condensed consolidated statements of operations for the three months ended April 30, 2005 as we did not offer bundled revenue transactions until the three months ended July 31, 2005. The impact of adopting the direct expense method resulted in an increase of approximately $407,000 to net loss for the three months ended April 30, 2006. The following table details the impact of this accounting policy change on our fiscal year ended January 31, 2006 unaudited condensed consolidated financial statement by effected line items.

Condensed Consolidated Balance Sheets

	Six Months Ended July 31, 2005			Nine Months Ended October 31, 2005			Fiscal Year Ended January 31, 2006
	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted
Prepaid expenses and other, current	$4,860	$(810)	$4,050	$8,019	$(761)	$7,258	$11,069	$(2,325)	$8,744

Total current assets	137,843	(810)	137,033	149,249	(761)	148,488	146,332	(2,325)	144,007

Prepaid expenses and other, long-term	$1,009	$(322)	$687	$752	$(296)	$456	$623	$(276)	$347

Total long-term assets	14,521	$(322)	14,199	13,984	$(296)	13,688	15,277	$(276)	15,001

Total assets	152,364	$(1,132)	151,232	163,233	$(1,057)	162,176	161,609	$(2,601)	159,008

Condensed Consolidated Statements of Operations

	Three Months Ended July 31, 2005			Three Months Ended October 31, 2005			Three Months Ended January 31, 2006			Fiscal Year Ended January 31, 2006
	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted
Cost of revenues		—
Cost of hardware revenues	$6,565	$1,132	$7,697	$24,742	$(75)	$24,667	$37,267	$1,544	$38,811	$84,216	$2,601	$86,817

Total cost of revenues	14,023	1,132	15,155	33,250	(75)	33,175	47,396	1,544	48,940	119,177	2,601	121,778

Gross margin	25,312	(1,132)	24,180	16,365	75	16,440	12,671	(1,544)	11,127	76,748	(2,601)	74,147
Loss from operations	(449)	(1,132)	(1,581)	(15,055)	75	(14,980)	(20,428)	(1,544)	(21,972)	(37,404)	(2,601)	(40,005)
Income (loss) before income taxes	283	(1,132)	(849)	(14,239)	75	(14,164)	(19,529)	(1,544)	(21,073)	(34,334)	(2,601)	(36,935)

Net income (loss)	$240	$(1,132)	$(892)	$(14,239)	$75	$(14,164)	$(19,542)	$(1,544)	$(21,086)	$(34,398)	$(2,601)	$(36,999)

Net Income (loss) per common share basic and diluted	$0.00	$0.01	$(0.01)	$(0.17)	$0.00	$(0.17)	$(0.23)	$(0.02)	$(0.25)	$(0.41)	$(0.03)	$(0.44)

Condensed Consolidated Statements of Cash Flows

	Six Months Ended July 31, 2005			Nine Months Ended October 31, 2005			Fiscal Year Ended January 31, 2006
	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted	As previously reported	Adjustment	Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(617)	$(1,132)	$(1,749)	$(14,856)	$(1,057)	$(15,913)	$(34,398)	$(2,601)	$(36,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid expenses and other, current	(384)	810	426	(3,543)	761	(2,782)	(6,593)	2,325	(4,268)
Prepaid expenses and other, long-term	229	322	551	486	296	782	615	276	891

Net cash used in operating activities	(6,577)	—	(6,577)	(12,262)	—	(12,262)	3,425	—	3,425

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended April 30,
(Subscriptions in thousands)	2006	2005
TiVo-Owned Subscription Gross Additions	91	104

Subscription Net Additions:
TiVo-Owned	51	72
DIRECTV	2	247

Total Subscription Net Additions	53	319

Cumulative Subscriptions:
TiVo-Owned	1,542	1,213
DIRECTV	2,875	2,107

Total Cumulative Subscriptions	4,417	3,320
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	51%

Included in the 4,417,000 subscriptions are approximately 122,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2006	2005
	(In thousands)
Average TiVo-Owned subscriptions (for the quarter)	1,520	1,180

TiVo-Owned subscription cancellations (for the quarter)	(40)	(32)

TiVo-Owned Churn Rate per month	-0.9%	-0.9%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
Subscription Acquisition Costs	2006	2005	2006	2005
	(In thousands, except SAC)		(In thousands, except SAC)
Sales and marketing expenses	$7,389	$6,830	$35,606	$38,597
Rebates, revenue share, and other payments to channel	8,050	3,638	51,439	53,346
Hardware revenues	(9,453)	(10,526)	(71,020)	(107,464)
Cost of hardware revenues	15,146	15,642	86,321	119,115

Total Acquisition Costs	21,132	15,584	102,346	103,594

TiVo-Owned Subscription Gross Additions	91	104	481	576

Subscription Acquisition Costs (SAC)	$232	$150	$213	$180

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). As a result of the seasonal nature of our subscription growth, our SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional programs expense and the subsequent addition of the related subscription acquisition. Accordingly, we are also presenting SAC on a trailing twelve months basis as well in order to show SAC over the longer-term. We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$55,109	$40,020
Less: Technology revenues	(8,158)	(1,676)

Total Service revenues	46,951	38,344
Less: DIRECTV-related service revenues	(8,009)	(7,099)

TiVo-Owned-related service revenues	38,942	31,245
Average TiVo-Owned revenues per month	12,981	10,415
Average TiVo-Owned per month subscriptions	1,520	1,180

TiVo-Owned ARPU per month	$8.54	$8.83

	Three Months Ended April 30,
DIRECTV Average Revenue per Subscription	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$55,109	$40,020
Less: Technology revenues	(8,158)	(1,676)

Total Service revenues	46,951	38,344
Less: TiVo-Owned-related service revenues	(38,942)	(31,245)

DIRECTV-related service revenues	8,009	7,099
Average DIRECTV revenues per month	2,670	2,366
Average DIRECTV per month subscriptions	2,881	1,994

DIRECTV ARPU per month	$0.93	$1.19

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and as a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The preceding table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported service and technology revenues.

For fiscal year 2007, pursuant to the recently amended DIRECTV agreement, TiVo reserves a portion of DIRECTV subscription fees as a non-refundable credit to fund mutually agreed development, maintenance, and support services. The recurring monthly economics of the agreement are similar to the economics for DIRECTV receivers with TiVo service activated since 2002.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period.